OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Strategic Communications 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS REPORTS FIRST QUARTER 2008 RESULTS

SACRAMENTO, May 15, 2008 – Ophthalmic Imaging Systems, a leading digital imaging company (OIS) (OTC BB: OISI) today reported financial results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, OIS reported net revenues of $3.1 million, compared with net revenues of $4.1 million for the same period in 2007. The net operating loss for the first quarter of 2008 was $243,000, compared to a net operating income of $615,000 for the same period in 2007. The net operating loss for the quarter includes $187,000 in costs related to the company’s newly formed subsidiary, Abraxas Medical Solutions. Net loss for the first quarter of 2008 was $278,000, or $0.02 per basic and diluted share, compared with net income of $653,000, or $0.04 per basic and diluted share, in the first quarter of 2007.

As of March 31, 2008, the Company reported $9.8 million in total shareholders’ equity, compared to $8.8 million as of March 31, 2007.

Gil Allon, Chief Executive Officer of OIS, stated, “We continue to hold a dominant position in the digital imaging market for ophthalmology. While we believe our sales are down in this sector due to a weak economy and a lull in technological advancements, we anticipate sales to recover as several new products gain traction in the market, including the new OIS SymphonyTM Image Management system, and the highly anticipated launch of our first proprietary Integrated Imaging system later this year. In addition, we are looking to diversify our revenue stream from the digital imaging market through the formation of a new subsidiary Abraxas, which will compete in the burgeoning Electronic Medical Records (EMR) and Practice Management (PM) solutions market.

“In the fourth quarter, we plan to begin marketing Abraxas’ EMR and PM solutions to our established customer base in the ophthalmology market. We will then expand these marketing efforts to the OB/GYN, Orthopedic and Primary Care markets by the end of 2008 through our subsidiary Abraxas. We believe one of our future growth engines will be Abraxas’ ability to compete in the $5 billion ambulatory care EMR and PM market.

“The consolidated net loss for the quarter includes costs associated with the operation of our new subsidiary, Abraxas Medical Solutions. We plan to invest $2 million into Abraxas throughout

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207

USA

Ophthalmic Imaging Systems

Earnings Release

May 15, 2008

2008, in order to further develop its proprietary EMR and PM solutions. We believe this investment will result in a consolidated loss for the year ending December 31, 2008,” concluded Allon.

On April 7, 2008, the Board of Directors of OIS authorized the repurchase of up to 1,000,000 shares of the Company’s common stock.

On March 27, 2008, OIS announced a definitive agreement to merge with MediVision Medical Imaging Ltd. (MediVision) (EURO.NM: MEDV), an Israeli corporation and the majority shareholder of OIS, in a stock transaction under which MediVision will become a fully-owned subsidiary of OIS.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
Sacramento, CA 95815	fax 916.646.0207

USA

Ophthalmic Imaging Systems

Earnings Release

May 15, 2008

Selected Financial Data

Condensed Statements of Operations

	Three months ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Net revenues	$3,147,692	$4,160,380
Cost of sales	1,543,832	1,728,546
Gross profit	1,603,860	2,431,834

Sales and marketing	944,009	887,334
General and administrative	466,165	521,029
Research and development	436,978	408,527
Total operating expenses	1,847,151	1,816,890
Income from operations	(243,291)	614,944
Interest and other expense, net	(33,223)	42,638
Net income before income taxes	(276,514)	657,582
Income taxes	(1,286)	(4,439)
Net income	$(277,800)	$653,143

Shares used in the calculation of basic net income per share	16,866,831	16,508,677

Basic net income per share	$(0.02)	$0.04

Shares used in the calculation of diluted net income per share	17,103,385	18,356,856
Diluted net income per share	$(0.02)	$0.04

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OIS	www.oisi.com
221 Lathrop Way, Suite I	main 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207